Exhibit 99.1

NEWS RELEASE - for immediate release

Alexza Pharmaceuticals Announces Management Promotions

Mountain View, California - October 2, 2015 - Alexza Pharmaceuticals, Inc. (Nasdaq: ALXA) today announced two management promotions. Catherine McAuliffe has been promoted to the newly created position of Vice President, Operations. In this new role, Ms. McAuliffe will be responsible for site operations including facilities, calibration, environmental health and safety, supply chain and purchasing at Alexza. Stacy Palermini has been promoted to Vice President, Finance. In this new role, Ms. Palermini will have increased responsibilities in managing the accounting, finance, treasury, risk management and human resource functions at Alexza.

•	Catherine McAuliffe has served as Vice President, Operations since September 2015. Ms. McAuliffe previously served as Alexza’s Executive Director, Operations from 2014 to 2015, as Senior Director, Operations from 2007 to 2014 and as Director, Operations from 2004 to 2007. From 1996 to 2004, Ms. McAuliffe held several positions at the Affymax Research Institute, the most recent of which was Director, Facilities and EH&S. Ms. McAuliffe holds a MS in Environmental Management from the University of San Francisco and a BS in Biology from San Jose State University.

•	Stacy Palermini has served as our Vice President, Finance and Corporate Secretary since September 2015. Ms. Palermini served as Alexza’s Executive Director, Finance from 2011 to 2015, as Senior Director, Finance from 2007 to 2011, as Director, Finance from 2005 to 2007, and as Controller from 2003 to 2005. From 1996 to 2003, Ms. Palermini held various positions of increasing responsibilities in finance and accounting at various companies, and worked nine years at PricewaterhouseCoopers, a public accounting firm, prior to joining industry. Ms. Palermini received a BS in accountancy from University of Illinois.

About Alexza Pharmaceuticals, Inc.

Alexza Pharmaceuticals is focused on the research, development, and commercialization of novel, proprietary products for the acute treatment of central nervous system conditions. Alexza’s products and development pipeline are based on the Staccato® system, a hand-held inhaler designed to deliver a pure drug aerosol to the deep lung, providing rapid systemic delivery and therapeutic onset, in a simple, non-invasive manner. Active pipeline product candidates include AZ-002 (Staccato alprazolam) for the management of epilepsy in patients with acute repetitive seizures and AZ-007 (Staccato zaleplon) for the treatment of patients with middle of the night insomnia.

ADASUVE® is Alexza’s first commercial product and has been approved for sale by the U.S. Food and Drug Administration, the European Commission and in several Latin American countries. Teva Pharmaceuticals USA, Inc., a subsidiary of Teva Pharmaceutical Industries Ltd., is Alexza’s commercial partner for ADASUVE in the United States. Grupo Ferrer Internacional SA is Alexza’s commercial partner for ADASUVE in Europe, Latin America, the Commonwealth of Independent States countries, the Middle East and North Africa countries, Korea, Philippines and Thailand.

ADASUVE® and Staccato® are registered trademarks of Alexza Pharmaceuticals, Inc. For more information about Alexza, the Staccato system technology or the Company’s development programs, please visit www.alexza.com.

Safe Harbor Statement

This news release contains forward-looking statements that involve significant risks and uncertainties. Any statement describing the Company’s expectations or beliefs is a forward-looking statement, as defined in the Private Securities Litigation Reform Act of 1995, and should be considered an at-risk statement. Such statements are subject to certain risks and uncertainties, particularly those inherent in the process of developing and commercializing drugs, including the ability of Alexza and its partners, Teva and Ferrer, to effectively and profitably commercialize ADASUVE, estimated product revenues and royalties associated with the sale of ADASUVE, the adequacy of the Company’s capital to support the Company’s operations, and the Company’s ability to raise additional funds and the potential terms of such potential financings. The Company’s forward-looking statements also involve assumptions that, if they prove incorrect, would cause its results to differ materially from those expressed or implied by such forward-looking statements. These and other risks concerning Alexza’s business are described in additional detail in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 and the Company’s other Periodic and Current Reports filed with the Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date, and the Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

CONTACT:    Thomas B. King

                        President and CEO

                        650.944.7900

                         tking@alexza.com